Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 28, 2019, relating to the consolidated financial statements of Aridis Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2018, which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

September 3, 2019